Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, January 24, 2019
AMERICAN AIRLINES GROUP REPORTS
FOURTH-QUARTER AND FULL-YEAR 2018 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth-quarter and full-year 2018 results, including these highlights:

•
Reported a fourth-quarter 2018 pre-tax profit of $387 million, or $634 million excluding net special items[1], and a fourth-quarter net profit of $319 million, or $481 million excluding net special items[1,3]

•	Reported a full-year 2018 pre-tax profit of $1.9 billion, or $2.8 billion excluding net special items[2], and a full-year net profit of $1.4 billion, or $2.1 billion excluding net special items[2,3]

•
Fourth-quarter earnings were $0.69 per diluted share, or $1.04 per diluted share excluding net special items. Full-year 2018 earnings were $3.03 per diluted share, or $4.55 per diluted share excluding net special items

•	Accrued $175 million for the company’s profit sharing program in 2018, including $40 million in the fourth quarter

•	Returned $986 million to shareholders in the form of dividends and share repurchases in 2018

“We thank our team for taking care of our customers during the busy holiday travel period. Their efforts led to significant improvements in key operational metrics and great customer service. We also completed a number of important merger integration projects that will serve us well in the future," Chairman and CEO Doug Parker said.

“We enter 2019 with great momentum. We are intent upon running the most reliable operation in our post-merger history, pursuing high margin growth opportunities at our most profitable hubs, and executing on a number of valuable revenue and cost saving initiatives. We expect our total revenue per available seat mile to grow faster than our network competitors, and to deliver strong pre-tax earnings growth in 2019. At the midpoint of our guidance, 2019 diluted earnings per share excluding special items would increase approximately 40 percent versus 2018.”

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

Fourth-Quarter Revenue and Expenses
Pre-tax earnings excluding net special items for the fourth quarter of 2018 were $634 million, an $88 million decrease from the fourth quarter of 2017, driven by higher fuel prices.

	GAAP		Non-GAAP[1,3]		GAAP		Non-GAAP[2,3]
	4Q18	4Q17	4Q18	4Q17	FY18	FY17	FY18	FY17
Total operating revenues ($ mil)	$10,938	$10,611	$10,938	$10,611	$44,541	$42,622	$44,541	$42,622
Total operating expenses ($ mil)	10,389	9,973	10,159	9,670	41,885	38,391	41,092	37,657
Operating income ($ mil)	549	638	779	941	2,656	4,231	3,449	4,965

Pre-tax income ($ mil)	387	408	634	722	1,884	3,395	2,790	4,151
Pre-tax margin	3.5%	3.8%	5.8%	6.8%	4.2%	8.0%	6.3%	9.7%

Net income (loss) ($ mil)	319	(583)	481	444	1,412	1,282	2,117	2,592

Earnings (loss) per diluted share	$0.69	$(1.22)	$1.04	$0.93	$3.03	$2.61	$4.55	$5.27
Continued strength in passenger demand and record passenger yield drove a 3.1 percent year-over-year increase in fourth-quarter 2018 total revenue, to a record $10.9 billion. Driven by a 2.4 percent increase in passenger yield, passenger revenue per available seat mile (PRASM) grew 1.4 percent to 14.59 cents. Cargo revenue was up 3.0 percent to $264 million due to a 9.1 percent increase in yield. Other revenue was up 6.3 percent to $712 million due primarily to higher loyalty revenue. Fourth-quarter total revenue per available seat mile (TRASM) increased by 1.7 percent compared to the fourth quarter of 2017 on a 1.4 percent increase in total available seat miles.

Total fourth-quarter 2018 operating expenses were $10.4 billion, up 4.2 percent year-over-year, driven by a 19.6 percent increase in consolidated fuel expense. Had fuel prices remained unchanged versus the fourth quarter of 2017, total fourth-quarter 2018 expenses would have been approximately $367 million lower. Total fourth-quarter 2018 cost per available seat mile (CASM) was 15.21 cents, up 2.7 percent from fourth quarter 2017. Excluding fuel and special items, consolidated fourth-quarter CASM was 11.32 cents, down 0.2 percent year-over-year.
Strategic Objectives
American’s long-term success is guided and measured by strategic objectives that ensure a healthy, competitive company for the long term: to create a world-class customer experience, make culture a competitive advantage, and build American Airlines to thrive forever by thinking forward and ensuring a strong financial foundation.
Create a World-Class Customer Experience
American has invested more than $25 billion in its team, product and fleet over the past five years - the largest investment of any carrier in commercial aviation history in such a short time. American continues to make large strides in delivering a world-class experience for its customers. In 2018, American:

•	Activated free live TV, now on 270 aircraft. American continues to be the only U.S. carrier to offer live TV on international flights

•	Expanded high-speed Wi-Fi, now on 570 aircraft, allowing customers to stream movies and TV shows. The rest of American’s long-term narrowbody aircraft will receive high-speed Wi-Fi in 2019

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

•
Launched service on 86 new routes including 14 new destinations, such as Reykjavik, Iceland; Budapest, Hungary; and Prague, Czech Republic. In 2019, American will become the only U.S. carrier to travel nonstop to Bologna, Italy and Dubrovnik, Croatia

•
Continued to deliver on its product segmentation strategy, expanding Basic Economy to Europe and adding Premium Economy to 103 aircraft. American offers Premium Economy on more aircraft than any other U.S. airline

•	Ordered 47 new Boeing 787s to replace retiring aircraft and keep American’s fleet the youngest among U.S. network airlines

•
Continued to offer a great premium experience on the ground and in the air, including renovating Admirals Club lounges in Miami and Dallas-Fort Worth. In 2019, American will open newly-renovated Admirals Club lounges in Boston, Charlotte and Pittsburgh, as well as a new, world-class premium Flagship Lounge and Flagship First Dining in Dallas-Fort Worth

Make Culture a Competitive Advantage
Taking care of team members translates into better customer care. American’s culture reflects its emphasis on providing the right tools, training and care for its frontline team members. In 2018, American:

•	Started the year by awarding team members $1,000 each as a result of the 2017 Tax Cuts and Jobs Act

•	Gave team members the opportunity to travel across American’s global network with two free round-trip tickets for the airline being named Air Transport World's 2017 Airline of the Year

•
Completed flight attendant operational integration, allowing flight attendants to fully intermix across the entire fleet. This integration creates improved scheduling options for flight attendants and the airline, and provides greater flexibility and service recovery during irregular operations

•
Supported the victims of the deadly California wildfires, as American team members conducted one of the airline’s largest disaster relief efforts by assembling 20,000 American Red Cross hygiene kits at its Phoenix cargo facility

•	Donated more than $35 million in cash and travel value across the globe in support of military and veteran’s initiatives, health research, disaster response and children’s well-being

•	Awarded $11 million in cash and recognition points through programs that recognize team members for good work supporting customers and colleagues
Build American Airlines to Thrive Forever
American is building a company that we expect to be consistently profitable today and in the future, making decisions to ensure it is financially strong and forward-thinking. In 2018, American:

•	Returned $986 million to shareholders in the form of dividends and share repurchases in 2018

•	Reported the best year ever at American Airlines Cargo, with a record $1 billion in revenue and 2 billion pounds of freight delivered

•
Ended 2018 with approximately $7.6 billion in total available liquidity, comprised of unrestricted cash and investments of $4.8 billion and $2.8 billion in undrawn revolver capacity. The company also had a restricted cash position of $154 million

•
Instituted the One Airline initiative, producing more than $300 million of cost savings in 2018. The One Airline initiative is designed to drive efficiencies and improve margins through simplifying the operation, improving staffing processes, centralizing internal workflows, and optimizing technology resources

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

•
Invested $3.7 billion in new aircraft, facilities upgrades for customers and team members, continued integration, and fleet modifications including the narrowbody retrofit program, high-speed Wi-Fi and Premium Economy

•	Broke ground on a $1.6 billion modernization project at Terminals 4 and 5 at Los Angeles International Airport, in partnership with Los Angeles World Airports

•
Unveiled the first new section of Terminal B at LaGuardia. The new concourse includes world-class technology, innovation, and best-in-class amenities. American now occupies three of the 11 gates in the new concourse

•	Was named No. 69, ahead of all other commercial airlines, on The Wall Street Journal’s Management Top 250 list

•	Launched a one-step facial recognition program at Los Angeles Terminal 4, which offers an easier airport experience for customers on select international departures
2019 Focus
In 2019, American is focused on growing revenue, implementing cost improvements and running the most reliable operation in its post-merger history.

•
Extensive revenue initiatives - American expects to achieve $1 billion of revenue improvements in 2019 as it benefits from network optimization, merchandising and product segmentation. American leads the industry in Premium Economy, with the product on more aircraft than any other U.S. carrier. Premium Economy will be expanded to American’s full long-term widebody fleet by mid-2019. American will also add a total of 19 new gates at its Dallas-Fort Worth and Charlotte hubs, creating significant new revenue opportunities

•
Significant cost improvements - American’s 2019 initiatives are expected to produce more than $300 million of cost savings compared to 2018 by eliminating post-merger cost redundancies, leveraging technology efficiencies, and implementing changes to network strategy

•	Improve operational reliability - The airline is intensely focused on operational reliability, with efforts specifically targeting on-time departures, turn times and aircraft out of service
Quarterly Dividend
American declared a dividend of $0.10 per share to be paid on Feb. 20, 2019, to stockholders of record as of Feb. 6, 2019.
Guidance and Investor Update
American expects its first-quarter 2019 TRASM to be flat to up approximately 2.0 percent year-over-year. The company also expects its first-quarter 2019 pre-tax margin excluding net special items to be between 2.5 and 4.5 percent.4 Based on today’s guidance, American expects its 2019 diluted earnings per share excluding net special items to be between $5.50 and $7.50.4
For additional financial forecasting detail, please refer to the company’s investor update, filed with this release with the SEC on Form 8-K. This filing will be available at aa.com/investorrelations.
Early Adoption of Lease Accounting Standard
In the fourth quarter of 2018, the company elected to adopt Accounting Standards Update 2016-02: Leases (Topic 842) (the New Lease Standard) as of Jan. 1, 2018. The New Lease Standard requires leases to be recognized on the balance sheet as liabilities with corresponding right-of-use assets. The company’s early adoption resulted in the recognition on the balance sheet of approximately $10 billion of lease liabilities with corresponding right-of-use assets. Adopting the New Lease Standard in the fourth quarter of 2018, pre-tax income for the quarter decreased by $16 million. Excluding a $70 million

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

mainline operating net special charge related to accelerated rent expense for aircraft grounded or expected to be grounded earlier than planned, adoption of the New Lease Standard increased pre-tax income excluding net special items for the fourth quarter of 2018 by $54 million. A significant portion of the adjustments recorded in the fourth quarter of 2018 to adopt the New Lease Standard relate to prior 2018 quarters. The company will recast 2018 quarters for the adoption of the New Lease Standard in its 2018 Form 10-K filing.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Feb. 24.
Notes
See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

1.
In the fourth quarter, the company recognized $247 million in net special items before the effect of income taxes. Fourth-quarter operating special items of $230 million principally included $146 million of fleet restructuring expenses, $81 million of merger integration expenses and $37 million in severance costs associated with reductions in headcount of management and support staff team members. These charges were offset in part by a $37 million net credit resulting from mark-to-market adjustments on bankruptcy obligations. The company also recognized nonoperating special items of $17 million primarily related to mark-to-market net unrealized losses associated with certain equity investments.

2.
For the full year 2018, the company recognized $906 million in net special items before the effect of income taxes. Total operating special items totaled a net charge of $793 million, which principally included $422 million of fleet restructuring expenses, $268 million of merger integration expenses, $58 million in severance costs as described above, a $45 million litigation settlement, and a $26 million non-cash charge to write off the company's Brazil route authority intangible asset as a result of the U.S.-Brazil open skies agreement. These charges were offset in part by a $76 million net credit resulting from mark-to-market adjustments on bankruptcy obligations. The company also recognized nonoperating special items of $113 million primarily related to mark-to-market net unrealized losses associated with certain equity investments.

3.
The 2018 fourth quarter income tax special credit of $22 million is the result of the reversal of the valuation allowance previously recognized in the 2018 first quarter related to the company’s estimated refund for Alternative Minimum Tax credits, which is no longer subject to sequestration. The 2018 full year income tax special charge of $18 million is related to an international income tax matter.

4.	American is unable to reconcile certain forward-looking projections to GAAP, as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2018 (1)	2017 (2)		2018	2017 (2)
Operating revenues:
Passenger	$9,962	$9,685	2.9	$40,676	$39,131	3.9
Cargo	264	257	3.0	1,013	890	13.8
Other	712	669	6.3	2,852	2,601	9.7
Total operating revenues	10,938	10,611	3.1	44,541	42,622	4.5
Operating expenses:
Aircraft fuel and related taxes	1,953	1,646	18.6	8,053	6,128	31.4
Salaries, wages and benefits	3,011	3,028	(0.5)	12,251	11,954	2.5
Regional expenses:
Fuel	474	383	23.8	1,843	1,382	33.4
Other	1,336	1,315	1.6	5,290	5,164	2.5
Maintenance, materials and repairs	550	484	13.7	2,050	1,959	4.7
Other rent and landing fees	452	443	2.0	1,900	1,806	5.2
Aircraft rent	343	305	12.6	1,264	1,197	5.6
Selling expenses	383	383	—	1,520	1,477	2.9
Depreciation and amortization	458	447	2.5	1,839	1,702	8.1
Special items, net	225	280	(19.8)	787	712	10.5
Other	1,204	1,259	(4.4)	5,088	4,910	3.6
Total operating expenses	10,389	9,973	4.2	41,885	38,391	9.1
Operating income	549	638	(14.1)	2,656	4,231	(37.2)
Nonoperating income (expense):
Interest income	34	24	41.2	118	94	25.8
Interest expense, net	(261)	(266)	(2.3)	(1,056)	(1,053)	0.3
Other income, net	65	12	nm	166	123	35.0
Total nonoperating expense, net	(162)	(230)	(29.8)	(772)	(836)	(7.7)
Income before income taxes	387	408	(5.2)	1,884	3,395	(44.5)
Income tax provision	68	991	(93.1)	472	2,113	(77.7)
Net income (loss)	$319	$(583)	nm	$1,412	$1,282	10.2

Earnings (loss) per common share:
Basic	$0.69	$(1.22)		$3.04	$2.62
Diluted	$0.69	$(1.22)		$3.03	$2.61
Weighted average shares outstanding (in thousands):
Basic	460,589	477,165		464,236	489,164
Diluted	461,915	477,165		465,660	491,692

(1)
As previously discussed, in the fourth quarter of 2018, the company elected to adopt the New Lease Standard as of January 1, 2018. A significant portion of the adjustments recorded in the fourth quarter of 2018 to adopt the New Lease Standard relate to prior 2018 quarters. The company will recast 2018 quarters for the adoption of the New Lease Standard in its 2018 Form 10-K filing.

(2)
On January 1, 2018, the company adopted two new Accounting Standard Updates (ASUs): ASU 2014-09: Revenue from Contracts with Customers (the New Revenue Standard) and ASU 2017-07: Compensation - Retirement Benefits (the New Retirement Standard). In accordance with the transition provisions of these new standards, the company has recast its 2017 financial information included herein to reflect the effects of adoption. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2018 Form 10-Q filed on October 25, 2018 and Note 1(r) to AAG's Consolidated Financial Statements in Part II, Item 8A of its 2017 Form 10-K filed on February 21, 2018.

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended December 31,		Change		12 Months Ended December 31,		Change
	2018	2017			2018	2017
Mainline
Revenue passenger miles (millions)	49,143	48,951	0.4%		205,451	201,351	2.0%
Available seat miles (ASM) (millions)	59,852	59,140	1.2%		248,562	243,806	2.0%
Passenger load factor (percent)	82.1	82.8	(0.7	)pts	82.7	82.6	0.1	pts
Passenger enplanements (thousands)	36,581	36,035	1.5%		148,228	144,922	2.3%
Departures (thousands)	273	265	2.9%		1,098	1,081	1.6%
Aircraft at end of period	956	948	0.8%		956	948	0.8%
Block hours (thousands)	846	833	1.6%		3,493	3,441	1.5%
Average stage length (miles)	1,198	1,226	(2.2)%		1,236	1,240	(0.3)%
Fuel consumption (gallons in millions)	877	866	1.2%		3,644	3,579	1.8%
Average aircraft fuel price including related taxes (dollars per gallon)	2.23	1.90	17.2%		2.21	1.71	29.1%
Full-time equivalent employees at end of period	102,900	103,100	(0.2)%		102,900	103,100	(0.2)%

Regional (1)
Revenue passenger miles (millions)	6,427	6,376	0.8%		25,709	24,995	2.9%
Available seat miles (millions)	8,446	8,215	2.8%		33,492	32,687	2.5%
Passenger load factor (percent)	76.1	77.6	(1.5	)pts	76.8	76.5	0.3	pts
Passenger enplanements (thousands)	13,902	13,990	(0.6)%		55,517	54,718	1.5%
Aircraft at end of period	595	597	(0.3)%		595	597	(0.3)%
Fuel consumption (gallons in millions)	203	194	4.4%		803	773	4.0%
Average aircraft fuel price including related taxes (dollars per gallon)	2.34	1.97	18.6%		2.30	1.79	28.3%
Full-time equivalent employees at end of period (2)	26,000	23,500	10.6%		26,000	23,500	10.6%

Total Mainline & Regional
Revenue passenger miles (millions)	55,570	55,327	0.4%		231,160	226,346	2.1%
Available seat miles (millions)	68,298	67,355	1.4%		282,054	276,493	2.0%
Passenger load factor (percent)	81.4	82.1	(0.7	)pts	82.0	81.9	0.1	pts
Yield (cents)	17.93	17.51	2.4%		17.60	17.29	1.8%
Passenger revenue per ASM (cents)	14.59	14.38	1.4%		14.42	14.15	1.9%
Total revenue per ASM (cents)	16.02	15.75	1.7%		15.79	15.42	2.4%
Cargo ton miles (millions)	710	752	(5.6)%		2,908	2,788	4.3%
Cargo yield per ton mile (cents)	37.25	34.13	9.1%		34.81	31.91	9.1%
Passenger enplanements (thousands)	50,483	50,025	0.9%		203,745	199,640	2.1%
Aircraft at end of period	1,551	1,545	0.4%		1,551	1,545	0.4%
Fuel consumption (gallons in millions)	1,080	1,060	1.8%		4,447	4,352	2.2%
Average aircraft fuel price including related taxes (dollars per gallon)	2.25	1.91	17.5%		2.23	1.73	29.0%
Full-time equivalent employees at end of period	128,900	126,600	1.8%		128,900	126,600	1.8%
Operating cost per ASM (cents)	15.21	14.81	2.7%		14.85	13.88	6.9%
Operating cost per ASM excluding special items (cents)	14.88	14.35	3.6%		14.57	13.62	7.0%
Operating cost per ASM excluding special items and fuel (cents)	11.32	11.34	(0.2)%		11.06	10.90	1.4%

(1)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(2)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2018	2017	Change		2018	2017	Change
Domestic (1)
Revenue passenger miles (millions)	38,096	37,901	0.5%		154,746	151,862	1.9%
Available seat miles (ASM) (millions)	45,932	44,744	2.7%		184,901	181,862	1.7%
Passenger load factor (percent)	82.9	84.7	(1.8	)pts	83.7	83.5	0.2	pts
Passenger revenue (dollars in millions)	7,502	7,228	3.8%		29,573	28,749	2.9%
Yield (cents)	19.69	19.07	3.3%		19.11	18.93	0.9%
Passenger revenue per ASM (cents)	16.33	16.15	1.1%		15.99	15.81	1.2%

Latin America (2)
Revenue passenger miles (millions)	7,229	7,281	(0.7)%		30,628	29,725	3.0%
Available seat miles (millions)	9,085	9,269	(2.0)%		38,493	37,702	2.1%
Passenger load factor (percent)	79.6	78.5	1.1	pts	79.6	78.8	0.8	pts
Passenger revenue (dollars in millions)	1,186	1,218	(2.6)%		5,125	4,840	5.9%
Yield (cents)	16.41	16.73	(1.9)%		16.73	16.28	2.8%
Passenger revenue per ASM (cents)	13.06	13.14	(0.6)%		13.31	12.84	3.7%

Atlantic
Revenue passenger miles (millions)	6,652	6,262	6.2%		30,282	29,338	3.2%
Available seat miles (millions)	8,624	8,558	0.8%		39,178	38,112	2.8%
Passenger load factor (percent)	77.1	73.2	3.9	pts	77.3	77.0	0.3	pts
Passenger revenue (dollars in millions)	905	858	5.5%		4,376	4,028	8.7%
Yield (cents)	13.61	13.71	(0.7)%		14.45	13.73	5.3%
Passenger revenue per ASM (cents)	10.50	10.03	4.7%		11.17	10.57	5.7%

Pacific
Revenue passenger miles (millions)	3,593	3,883	(7.5)%		15,504	15,421	0.5%
Available seat miles (millions)	4,657	4,784	(2.7)%		19,482	18,817	3.5%
Passenger load factor (percent)	77.1	81.2	(4.1	)pts	79.6	82.0	(2.4	)pts
Passenger revenue (dollars in millions)	369	381	(3.2)%		1,602	1,514	5.8%
Yield (cents)	10.26	9.81	4.7%		10.33	9.82	5.2%
Passenger revenue per ASM (cents)	7.92	7.96	(0.5)%		8.22	8.05	2.2%

Total International
Revenue passenger miles (millions)	17,474	17,426	0.3%		76,414	74,484	2.6%
Available seat miles (millions)	22,366	22,611	(1.1)%		97,153	94,631	2.7%
Passenger load factor (percent)	78.1	77.1	1.0	pts	78.7	78.7	—	pts
Passenger revenue (dollars in millions)	2,460	2,457	0.1%		11,103	10,382	6.9%
Yield (cents)	14.08	14.10	(0.2)%		14.53	13.94	4.2%
Passenger revenue per ASM (cents)	11.00	10.87	1.2%		11.43	10.97	4.2%

(1)	Domestic results include Canada, Puerto Rico, and U.S. Virgin Islands.

(2)	Latin America results include the Caribbean.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the company) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the company's current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2018	2017		2018	2017
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$387	$408		$1,884	$3,395
Pre-tax special items:
Special items, net (1)	225	280		787	712
Regional operating special items, net	5	23		6	22
Nonoperating special items, net (2)	17	11		113	22
Total pre-tax special items	247	314		906	756
Pre-tax income excluding special items	$634	$722	-12%	$2,790	$4,151	-33%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$387	$408		$1,884	$3,395
Total operating revenues as reported	$10,938	$10,611		$44,541	$42,622
Pre-tax margin	3.5%	3.8%		4.2%	8.0%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$634	$722		$2,790	$4,151
Total operating revenues as reported	$10,938	$10,611		$44,541	$42,622
Pre-tax margin excluding special items	5.8%	6.8%		6.3%	9.7%

Reconciliation of Net Income Excluding Special Items
Net income (loss) as reported	$319	$(583)		$1,412	$1,282
Special items:
Total pre-tax special items (1), (2)	247	314		906	756
Income tax special items, net (3)	(22)	823		18	823
Net tax effect of special items	(63)	(110)		(219)	(269)
Net income excluding special items	$481	$444	8%	$2,117	$2,592	-18%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$481	$444		$2,117	$2,592
Shares used for computation (in thousands):
Basic	460,589	477,165		464,236	489,164
Diluted	461,915	479,382		465,660	491,692
Earnings per share excluding special items:
Basic	$1.04	$0.93		$4.56	$5.30
Diluted	$1.04	$0.93		$4.55	$5.27

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

Reconciliation of Operating Income Excluding Special Items	3 Months Ended December 31,		12 Months Ended December 31,
	2018	2017	2018	2017
	(in millions)		(in millions)
Operating income as reported	$549	$638	$2,656	$4,231
Special items:
Special items, net (1)	225	280	787	712
Regional operating special items, net	5	23	6	22
Operating income excluding special items	$779	$941	$3,449	$4,965

Reconciliation of Total Operating Cost per ASM Excluding Special Items and Fuel	3 Months Ended December 31,		12 Months Ended December 31,
	2018	2017	2018	2017
	(in millions)		(in millions)
Total operating expenses as reported	$10,389	$9,973	$41,885	$38,391
Special items:
Special items, net (1)	(225)	(280)	(787)	(712)
Regional operating special items, net	(5)	(23)	(6)	(22)
Total operating expenses, excluding special items	10,159	9,670	41,092	37,657
Fuel:
Aircraft fuel and related taxes - mainline	(1,953)	(1,646)	(8,053)	(6,128)
Aircraft fuel and related taxes - regional	(474)	(383)	(1,843)	(1,382)
Total operating expenses, excluding special items and fuel	$7,732	$7,641	$31,196	$30,147
	(in cents)		(in cents)
Total operating expenses per ASM as reported	15.21	14.81	14.85	13.88
Special items per ASM:
Special items, net (1)	(0.33)	(0.42)	(0.28)	(0.26)
Regional operating special items, net	(0.01)	(0.03)	—	(0.01)
Total operating expenses per ASM, excluding special items	14.88	14.35	14.57	13.62
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.86)	(2.44)	(2.86)	(2.22)
Aircraft fuel and related taxes - regional	(0.69)	(0.57)	(0.65)	(0.50)
Total operating expenses per ASM, excluding special items and fuel	11.32	11.34	11.06	10.90
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
The 2018 fourth quarter mainline operating special items totaled a net charge of $225 million, which principally included $146 million of fleet restructuring expenses, $81 million of merger integration expenses, $37 million in severance costs associated with reductions of management and support staff team members, offset in part by a $37 million net credit resulting from mark-to-market adjustments on bankruptcy obligations. The 2018 twelve month period mainline operating special items totaled a net charge of $787 million, which principally included $422 million of fleet restructuring expenses, $268 million of merger integration expenses, $58 million in severance costs as described above, a $45 million litigation settlement, a $26 million non-cash charge to write off the company's Brazil route authority intangible asset as a result of the U.S.-Brazil open skies agreement, offset in part by a $76 million net credit resulting from mark-to-market adjustments on bankruptcy obligations.

The 2017 fourth quarter mainline operating special items totaled a net charge of $280 million, which principally included a $123 million charge for a $1,000 cash bonus and associated payroll taxes granted to mainline employees in recognition of the 2017 Tax Cuts and Jobs Act (the 2017 Tax Act), $81 million of merger integration expenses, $58 million of fleet restructuring expenses and a $20 million net charge resulting from mark-to-market adjustments on bankruptcy obligations. The 2017 twelve month period mainline operating special items totaled a net charge of $712 million, which principally included $273 million of merger integration expenses, $232 million of fleet restructuring expenses, a $123 million charge for the $1,000 2017 Tax Act employee bonus described above, $46 million for labor contract expenses and a $27 million net charge resulting from mark-to-market adjustments on bankruptcy obligations.
Fleet restructuring expenses principally included accelerated depreciation and rent expense for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with integration projects, principally the company's flight attendant, human resources and payroll, and technical operations systems.

(2)
The 2018 fourth quarter and twelve month period nonoperating special items primarily included $22 million and $104 million, respectively, of mark-to-market net unrealized losses associated with certain equity investments. The 2018 twelve month period nonoperating special items also included $13 million of costs associated with debt refinancings and extinguishments.

Nonoperating special charges in the 2017 periods primarily consisted of costs associated with debt refinancings and extinguishments.

(3)
The 2018 fourth quarter income tax special credit of $22 million is the result of the reversal of the valuation allowance previously recognized in the 2018 first quarter related to the company's estimated refund for Alternative Minimum Tax (AMT) credits, which is no longer subject to sequestration. The 2018 twelve month period income tax special charge of $18 million is related to an international income tax matter.

The 2017 fourth quarter and twelve month period income tax special charge of $823 million is the result of a non-cash charge to income tax expense to reflect the impact of lower corporate income tax rates on the company’s deferred tax asset and liabilities due to the 2017 Tax Act, which reduced the federal corporate income tax rate from 35% to 21%.

American Airlines Group Reports Fourth-Quarter and Full-Year 2018 Profit
January 24, 2019

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash	$275	$295
Short-term investments	4,485	4,771
Restricted cash and short-term investments	154	318
Accounts receivable, net	1,706	1,752
Aircraft fuel, spare parts and supplies, net	1,522	1,359
Prepaid expenses and other	495	651
Total current assets	8,637	9,146
Operating property and equipment
Flight equipment	41,456	40,318
Ground property and equipment	8,764	8,267
Equipment purchase deposits	1,278	1,217
Total property and equipment, at cost	51,498	49,802
Less accumulated depreciation and amortization	(17,443)	(15,646)
Total property and equipment, net	34,055	34,156
Operating lease right-of-use assets	9,406	—
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,137	2,203
Deferred tax asset	1,145	1,816
Other assets	1,321	1,373
Total other assets	8,694	9,483
Total assets	$60,792	$52,785

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and finance leases	$3,293	$2,554
Accounts payable	1,774	1,688
Accrued salaries and wages	1,427	1,672
Air traffic liability	4,339	4,042
Loyalty program liability	3,267	3,121
Operating lease liabilities	1,711	—
Other accrued liabilities	2,299	2,281
Total current liabilities	18,110	15,358
Noncurrent liabilities
Long-term debt and finance leases, net of current maturities	21,179	22,511
Pension and postretirement benefits	6,907	7,497
Loyalty program liability	5,272	5,701
Operating lease liabilities	8,104	—
Other liabilities	1,389	2,498
Total noncurrent liabilities	42,851	38,207
Stockholders' equity (deficit)
Common stock	5	5
Additional paid-in capital	4,964	5,714
Accumulated other comprehensive loss	(5,274)	(5,154)
Retained earnings (deficit)	136	(1,345)
Total stockholders' deficit	(169)	(780)
Total liabilities and stockholders’ equity (deficit)	$60,792	$52,785